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                                                                    EXHIBIT 16

April 25, 2002



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for U.S. Plastic Lumber Corp. (the "Company")and, under the date of March 29, 2002, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2001 and 2000. On April 24, 2002, our appointment as principal accountants was terminated. We have read the Company's statements included under Item 4 of its Form 8-K dated April 24, 2002, and we agree with such statements except that we are not in a position to agree or disagree with the Company's statement that the change of principal accountant was both recommended by the Company's Audit Committee and approved by the Board of Directors and the Company's statements in
(b) under the heading "Engagement of New Independent Accountants."

Very truly yours,



/s/  KPMG LLP
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KPMG LLP